Exhibit 99.1

NEWS RELEASE

Rambus and SK Hynix Sign Patent License Agreement

Agreement settles all outstanding disputes

SEOUL, KOREA and SUNNYVALE, CALIF. — June 11, 2013 — Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company, and SK Hynix, the world’s top tier memory semiconductor supplier, today announced they have signed a five-year patent license agreement for the use of Rambus memory-related patented innovations in SK Hynix semiconductor products and have also settled all outstanding claims. The agreement includes a license to certain DRAM products for payments of $12 million per quarter for the next five years. Other terms of the agreement are confidential.

“This is a milestone agreement for both companies that puts years of legal disputes behind us and gives us the opportunity for collaboration,” said Dr. Ron Black, president and chief executive officer at Rambus. “With this agreement, we can focus more on engaging with the industry as we work on future challenges where we can bring invention and value to the market with superior solutions and products.”

Rambus management will host a conference call today at 2:00pm PT to discuss this agreement and settlement. The call will be available online at investor.rambus.com. A replay will be available following the call on the Rambus Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 94783491.

About Rambus Inc.
Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, advanced LED lighting and displays, and immersive mobile media. Additional information is available at www.rambus.com

About SK Hynix Inc.
SK Hynix Inc., Korea, is the world’s top tier semiconductor supplier offering Dynamic Random Access Memory chips (“DRAM”), Flash memory chips ("NAND Flash") and CMOS Image Sensors ("CIS") for a wide range of distinguished customers globally. The Company’s shares are traded on the Korea Exchange, and the Global Depository shares are listed on the Luxemburg Stock Exchange. Further information about SK Hynix is available at www.skhynix.com.

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RMBSFN

Press contacts:
Dan O’Mahoney or Darah Roslyn
SchwartzMSL for Rambus Inc.
(415) 817-2548
rambus@schwartzmsl.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com